                                                                   EXHIBIT 99(b)


                    CONSENT OF KEEFE, BRUYETTE & WOODS, INC.


     We hereby consent to the inclusion of our opinion letter to the Board of Directors of Ipswich Bancshares, Inc. ("Ipswich"), dated February 26, 2002, and to be updated the date of the Proxy Statement/Prospectus that forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Ipswich with and into Banknorth Group, Inc., as Annex IV to the Proxy Statement/Prospectus, and to the references to such opinion in such Proxy Statement/Prospectus under the captions "SUMMARY - Ipswich's Financial Advisor Believes that the Exchange Ratio is Fair to Ipswich Shareholders," and " - Our Board of Directors Recommends Approval of the Merger," and "THE MERGER - Background of the Merger," and " - Ipswich's Reasons for the Merger," and
" - Opinion of Ipswich's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                    /s/ KEEFE, BRUYETTE & WOODS, INC.





Date: April 1, 2002